       As filed with the Securities and Exchange Commission on May 3, 2000

                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                               CRITICAL PATH, INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           -------------------------

                                                    320 FIRST STREET
       CALIFORNIA                           SAN FRANCISCO, CALIFORNIA 94105
------------------------                ----------------------------------------
(STATE OF INCORPORATION)                (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                    SUPERNEWS, INC. (REMARQ) 1998 STOCK PLAN
                            (FULL TITLE OF THE PLANS)

                           -------------------------

                                DOUGLAS T. HICKEY
                             CHIEF EXECUTIVE OFFICER
                               CRITICAL PATH, INC.
                                320 FIRST STREET
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------

                                   Copies to:
                              Alan K. Austin, Esq.
                             Mark L. Reinstra, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300

                           -------------------------

                                  CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                                PROPOSED          PROPOSED
                                                MAXIMUM          MAXIMUM           MAXIMUM         AMOUNT OF
                                             AMOUNT TO BE     OFFERING PRICE      AGGREGATE      REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED         REGISTERED(1)      PER SHARE       OFFERING PRICE        FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
  to be issued upon exercise of
  options granted under the 1998
  Remarq Stock Option Plan...............    326,388 shares     $26.00(2)         $8,486,088      $2,240.33
       TOTAL.............................    326,388 shares                       $8,486,088      $2,240.33
=============================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. Such computation is based on the weighted average exercise price of $26.00 per share covering 326,388 outstanding options.

                               CRITICAL PATH, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Recent Developments

To achieve our objectives, we have announced several recent acquisitions and strategic relationships that have expanded our range of products and customers and broadened our global reach, including:

RemarQ Acquisition. On March 30, 2000, we acquired RemarQ Communities Inc., a provider of customized, collaborative message boards for business use. The total purchase price was valued at approximately $267.5 million in our Common Stock. The acquisition enables us to offer products that allow customers to hold online discussions for knowledge exchange and team collaboration over extranets, intranets, or the Internet.

Critical Path Pacific Alliance. We have signed a memorandum of understanding to enter into a joint venture with Mitsui and Co, Ltd. and NTT Communications Corp. to bring our messaging solutions to Japan. The joint venture will leverage our technology, infrastructure and services; Mitsui's extensive partnerships in Japan and throughout Asia; and NTT's Data Centers and technical backbone to deliver advanced Internet messaging services to the Japanese business and wireless markets.

Convertible Note Offering. On March 30, 2000, the Company issued $300 million of five-year, 5.75% Convertible Subordinated Notes due April 1, 2005 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Holders may convert the Notes into shares of Critical Path's Common Stock at any time before their maturity or the business day before their redemption or repurchase by Critical Path. The conversion rate is 9.8546 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $101.48 per share. Interest is payable on April 1 and October 1 of each year with the first interest payment due on October 1, 2000. The Notes are subordinated in right of payment to all senior debt of Critical Path and effectively subordinated to all existing and future debt and all other liabilities of Critical Path's subsidiaries.

On or after the third business day after April 1, 2003 through March 31, 2004, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 102.30% of the principal amount. During the period from April 1, 2004 through March 31, 2005, the Company has the option to redeem all or a portion of the Notes which have not been previously converted at the redemption price equal to 101.15% of the principal amount. The Notes will be non-callable for three years. In the event of a "Change in Control," as defined in the Notes' Offering Circular, the Holders have the option of requiring the Company to repurchase any Notes held at a price of 100% of the principal amount of the Notes plus accrued interest to the date of repurchase.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents previously filed by Critical Path, Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC") are hereby incorporated by reference in this Registration Statement:

               (a) The Registrant's Current Report on Form 8-K/A, dated March 8, 2000;

               (b) The Registrant's Current Report on Form 8-K, dated February 3, 2000;

               (c) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

               (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, dated February 1, 1999.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

        Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Amended and Restated Articles of Incorporation limit the liability of the Registrant's directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

        The Registrant's Amended and Restated Bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the maximum extent permitted by California law. The Registrant has entered into indemnification agreements with each of its current directors and officers and certain of its key employees that provide for indemnification of, and advancement of expenses to, such persons to the maximum extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law.

        At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification would be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

     Exhibit
     Number        Description
       5.1         Opinion of Wilson Sonsini Goodrich & Rosati.
      10.1         Supernews, Inc. (Remarq) 1998 Stock Plan
      23.1         Consent of PricewaterhouseCoopers LLP,
                   Independent Accountants
      23.2         Consent of Arthur Andersen LLP, Independent
                   Accountants
      23.3         Consent of Wilson Sonsini Goodrich & Rosati
                   (contained in Exhibit 5.1).
      24.1         Power of Attorney (see signature page).

ITEM 9. UNDERTAKINGS.

        1.     The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to law, the Registrant's Articles of

Incorporation, Bylaws or indemnification agreements, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 3, 2000.

                                        CRITICAL PATH, INC.

                                        By: /s/ DOUGLAS T. HICKEY
                                           -------------------------------------
                                            Douglas T. Hickey
                                            Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Douglas T. Hickey and Mark J. Rubash, or either of them, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                          DATE
               ---------                                -----                          ----

/s/ DOUGLAS T. HICKEY                    Chief Executive Officer and               May 3, 2000
-------------------------------------    Director (Principal Executive
           Douglas T. Hickey             Officer)

/s/ MARK J. RUBASH                       Executive Vice President and Chief        May 3, 2000
-------------------------------------    Financial Officer (Principal
            Mark J. Rubash               Financial and Accounting Officer)

/s/ DAVID C. HAYDEN                      Chairman of the Board                     May 3, 2000
-------------------------------------
            David C. Hayden

/s/ CHRISTOS M. COTSAKOS                 Director                                  May 3, 2000
-------------------------------------
         Christos M. Cotsakos

/s/ LISA A. GANSKY                       Director                                  May 3, 2000
-------------------------------------
           Lisa A. Gansky

/s/ KEVIN R. HARVEY                      Director                                  May 3, 2000
-------------------------------------
            Kevin R. Harvey

                                         Director                                  May 3, 2000
-------------------------------------
            James A. Smith

/s/ GEORGE ZACHARY                       Director                                  May 3, 2000
-------------------------------------
            George Zachary

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
  5.1       Opinion of Wilson Sonsini Goodrich & Rosati
 10.1       Supernews, Inc. (Remarq) 1998 Stock Plan
 23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2       Consent of Arthur Andersen LLP, Independent Accountants
 23.3       Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1).
 24.1       Power of Attorney (see signature page).